SUTCLIFFE RESOURCES LTD.

SHARE OPTION PLAN

1.             Purpose of Plan

                 The purpose of this plan (the "Plan") is to develop the interest of officers, Directors, Employees, Management Company Employees, and Consultants of Sutcliffe Resources Ltd. and its subsidiaries (collectively, the "Corporation") in the growth and development of the Corporation by providing them with the opportunity through share purchase options to acquire an increased proprietary interest in the Corporation.

2.             Administration

                 The Plan shall be administered by the board of directors of the Corporation (the "Board of Directors"), or if appointed, by a special committee of Directors appointed from time to time by the Board of Directors (such committee, or if no such committee is appointed, the Board of Directors of the Corporation, is hereinafter referred to as the "Committee") pursuant to rules of procedure fixed by the Board of Directors.

3.             Granting of Options

                 The Committee may from time to time designate bona fide Directors, officers, Employees, Management Company Employees and Consultants of the Corporation (or in each case their personal holding companies) (collectively, the "Optionees"), to whom options ("Options") to purchase common shares ("Common Shares") of the Corporation may be granted, and the number of Common Shares to be optioned to each, provided that:

(a)
the total number of Common Shares issuable pursuant to the Plan shall not exceed 2,326,780 Common Shares, subject to adjustment as set forth herein, and further subject to the applicable rules and regulations of all regulatory authorities to which the Corporation may be subject from time to time, including the TSX Venture Exchange (the "TSX Venture");

(b)	the number of Common Shares reserved for issuance on exercise of Options, within a one-year period, to any one Optionee shall not exceed 5% of the Outstanding Common Shares;

(c)
the aggregate number of Common Shares reserved for issuance on exercise of Options, within a one-year period, to any one Consultant of the Corporation may not exceed 2% of the Outstanding Common Shares;

(d)
the aggregate number of Common Shares reserved for issuance on exercise of Options, within a one-year period, to Persons employed to conduct Investor Relations Activities may not exceed 2% of the Outstanding Common Shares; and

(e)	the maximum number of Common Shares reserved for issuance on exercise of Options granted to Insiders at any time may not exceed 10% of the number of Outstanding Common Shares;

(f)	the maximum number of Common Shares issuable on exercise of Options granted to Insiders within a twelve month period, shall not exceed 10% of the number of Outstanding Common Shares; and

(g)
the maximum number of Common Shares which may be issued on exercise of Options to any one Optionee and the Associates of such Insider, within a 12 month period, may not exceed 5% of the number of Outstanding Common Shares;

provided that for the purposes of paragraphs (e), (f) and (g) above, an entitlement granted prior to the grantee becoming an Insider may be excluded in determining the number of Common Shares issuable to Insiders. The Common Shares that are reserved for issuance on exercise of Options granted pursuant to this Plan that are cancelled, terminated or expired in accordance with terms of the Plan prior to the exercise of all or a portion thereof shall be available for a subsequent grant of Options pursuant to this Plan to the extend of any Common Shares issuable thereunder that are not issued under such cancelled, terminated or expired Options.

4.             Vesting

                 The Committee may, in its sole discretion, determine the time during which Options shall vest and the method of vesting, provided that the Options shall not vest on more favourable terms than one-third of the total number of Options granted on the date of grant and on each of the first and second anniversaries of the date of grant. In the absence of any determination by the Committee as to vesting, vesting shall be as to one third on the date of grant and one third on each of the second and third anniversaries of the date of grant.

5.             Exercise Price

                 The exercise price (the "Exercise Price") of any Option shall be fixed by the Committee when such Option is granted, provided that if the Corporation's shares are listed on the TSX Venture at the applicable time, such price shall not be less than the Market Price of the Common Shares, or such other price as may be determined under the applicable rules and regulations of all regulatory authorities to which the Corporation may be subject from time to time, including the TSX Venture.

6.             Option Terms

                 The period during which an Option is exercisable shall, subject to the provisions of the Plan requiring acceleration of rights of exercise, be such period as may be determined by the Committee at the time of grant, but subject to the rules of any stock exchange or other regulatory body having jurisdiction. Each Option shall, among other things, contain provisions to the effect that the Option shall be personal to the Optionee and shall not be assignable or transferable. In addition, each Option shall provide that:

(a)
upon the death of the Optionee, the Option shall terminate on the date of death, unless the Optionee was a Director, officer, Employee, Management Company Employee or Consultant of the Corporation or a subsidiary of the Corporation at least one year following the date of grant of the Options in question, in which case the Options shall terminate on the date that is six months following the date of death of the Optionee (the "Termination Date");

(b)
if the Optionee shall no longer be a Director or officer of, be in the employ of, or be providing ongoing management or consulting services to the Corporation, the Option shall terminate on the earlier of the expiry date of the Option and the expiry of the period (the "Termination Date") not in excess of 90 days prescribed by the Committee at the time of grant, following the date that the Optionee ceases to be a Director, officer or Employee of the Corporation, or ceases to provide ongoing management or consulting services to the Corporation, as the case may be; and

(c)
if the Option is granted to an Optionee who is engaged in Investor Relations Activities on behalf of the Corporation, the Option shall terminate on the earlier of the expiry date of the Option and the expiry of the period (the "Termination Date") not in excess of 30 days prescribed by the Committee at the time of grant, following the date that the Optionee ceases to provide ongoing Investor Relations Activities;

provided that the number of Common Shares that the Optionee (or his heirs or successors) shall be entitled to purchase until the Termination Date shall be the number of Common Shares which the Optionee was entitled to purchase on the date of death or the date the Optionee ceased to be an officer, Director or Employee of, or ceased providing ongoing management or consulting services to, the Corporation, as the case may be.

7.             Exercise of Option

                 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its head office, or such other place as may be specified by the Corporation, of a written notice of exercise specifying the number of Common Shares with respect to which the Option is being exercised and accompanied by payment in full of the purchase price of the Common Shares then being purchased.

8.             Mergers, Amalgamation and Sale

                 If the Corporation shall become merged (whether by plan of arrangement or otherwise) or amalgamated within or with another corporation or shall sell the whole or substantially the whole of its assets and undertakings for shares or securities of another corporation, the Corporation shall, subject to this Section 8, make provision that, upon exercise of an Option during its unexpired period after the effective date of such merger, amalgamation or sale, the Optionee shall receive such number of shares of the continuing successor corporation in such merger or amalgamation or the securities or shares of the purchasing corporation as the Optionee would have received as a result of such merger, amalgamation or sale if the Optionee had purchased the shares of the Corporation immediately prior thereto for the same consideration paid on the exercise of the Option and had held such shares on the effective date of such merger, amalgamation or sale and, upon such provision being made, the obligation of the Corporation to the Optionee in respect of the Common Shares subject to the Option shall terminate and be at an end and the Optionee shall cease to have any further rights in respect thereof.

9.             Termination of Option in the Event of Take-Over Bid

                 In the event a take-over bid (as defined in the Securities Act (Alberta), which is not exempt from the take-over bid requirements of Part 14 of the Securities Act (Alberta) (or its replacement or successor provisions) shall be made for the Common Shares of the Corporation, the Corporation may in the agreement providing for the grant of Options herein provide that the Corporation may require the disposition of the Option and the termination of any obligations of the Corporation to the Optionee in respect of any Options granted by paying to the Optionee in cash the difference between the exercise price of unexercised Options and the fair market value of the securities to which the Optionee would have been entitled upon exercise of the unexercised Options on such date, which determination of fair market value shall be conclusively made by the Committee, subject to approval by the stock exchanges upon which the Common Shares are then listed, if required by such exchanges. Upon payment as aforesaid, the Options shall terminate and be at an end and the Optionee shall cease to have any further rights in respect thereof.

10.           Alterations in Shares

                 Appropriate adjustments in the number of Common Shares optioned and in the Exercise Price, as regards Options granted or to be granted, may be made by the Committee in its discretion to give effect to adjustments in the number of Common Shares of the Corporation resulting subsequent to the approval of the Plan by the Committee from subdivisions, consolidations or reclassifications of the Common Shares of the Corporation, the payment of stock dividends by the Corporation, or other relevant changes in the capital of the Corporation.

11.           Option Agreements

                 A written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to Option, the Exercise Price, provisions as to vesting (if applicable) and expiry, and any other terms approved by the Committee, all in accordance with the provisions of this Plan. The agreement will be in such form as the Committee may from time to time approve, or authorize the officers of the Corporation to enter into, and may contain such terms as may be considered necessary in order that the Option will comply with this Plan, any provisions respecting Options in the income tax or other laws in force in any country or jurisdiction of which the person to whom the Option is granted may from time to time be a resident or citizen, and the rules of any regulatory body having jurisdiction over the Corporation.

12.           Regulatory Authorities Approvals

                 The Plan shall be subject to the approval, if required, of any stock exchange on which the Common Shares are listed for trading. Any Options granted prior to such approval shall be conditional upon such approval being given, and no such Options may be exercised unless such approval, if required, is given.

13.           Amendment or Discontinuance of the Plan

                 The Committee may amend or discontinue the Plan at any time, provided that no such amendment may, without the consent of the Optionee, alter or impair any Option previously granted to an Optionee under the Plan subject to any applicable prior consent required by the TSX Venture or other stock exchange on which the Common Shares are listed for trading at the applicable time.

14.           Hold Period

                 In addition to any resale restrictions imposed under applicable securities laws, if required by the TSX Venture or any other regulatory authority, Options granted under the Plan and Common Shares issued on exercise of such Options may be required to be legended evidencing that the Options and the Common Shares issued upon exercise of the Options are subject to a hold period or restricted period as required by the TSX Venture or other applicable regulatory authority and the Optionee by accepting the Option agrees to comply therewith.

15.           Common Shares Duly Issued

                 Common Shares issued upon the exercise of an Option granted hereunder will be validly issued and allotted as fully paid and non-assessable upon receipt by the Corporation of the Exercise Price therefore in accordance with the terms of the Option, and the issuance of Common Shares thereunder will not require a resolution or approval of the Board of Directors of the Corporation.

16.           Prior Plans

                 This Plan shall come into force and effect on approval by the Board of Directors and entirely replaces and supersedes prior share option plans enacted by the Board of Directors of the Corporation, or its predecessor corporations.

17.           Definitions

(a)
In this Plan, capitalized terms used herein that are not otherwise defined herein shall have the meaning ascribed thereto in the Corporate Finance Manual of the TSX Venture, and in particular, in policies 1.1 and 4.4 of said Corporate Finance Manual provided that in any such definitions, the term "Issuer" shall mean the Corporation.

(b)
"Outstanding Common Shares" at the time of any share issuance or grant of Options means the aggregate number of Common Shares that are outstanding immediately prior to the share issuance or grant of Options in question on a non-diluted basis, or such other number as may be determined under the applicable rules and regulations of all regulatory authorities to which the Corporation may be subject from time to time, including the TSX Venture.

18.           Effective Date

                 This Plan is effective on December 31, 2003.

SUTCLIFFE RESOURCES LTD.

per:	/s/ Laurence Stephenson
Laurence Stephenson
President and Chief Executive Officer